Exhibit 99.1

American Financial Group Announces Record

Net Earnings for the 2006 4th Quarter & Full Year

Cincinnati, Ohio - February 12, 2007 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported record net earnings of $135.5 million ($1.11 per share) for the 2006 fourth quarter compared to $88.5 million ($.75 per share) for the 2005 fourth quarter. Net earnings for the 2006 full year were $453.4 million ($3.75 per share) compared to $206.6 million ($1.75 per share) for 2005.

Record core net operating earnings of $104.0 million ($.85 per share) for the fourth quarter and $379.9 million ($3.14 per share) for the full year of 2006 were up 19% and 29% from the comparable 2005 periods. The increase in the 2006 fourth quarter and full year is primarily due to improved underwriting results within the specialty property and casualty insurance ("P&C") operations and higher investment income.

AFG's net earnings, determined in accordance with generally accepted accounting principles ("GAAP"), include certain significant items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.
In millions, except per share amounts	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005

Components of net earnings:
Core net operating earnings (before
significant items below)(a)	$ 104.0	$ 87.4	$ 379.9	$ 294.2

Major gains on real estate sales(b)	29.0	25.8	54.8	45.9
Unlocking charge and DAC write-off(c)	-	(15.6)	-	(15.6)
Realized investment gains (losses)	4.9	(3.4)	18.6(d)	11.3
Asbestos & environmental charges	-	-	-	(121.6)
Tax resolution benefit	-	-	8.7	-
Other	(2.4)	(5.7)	(8.6)	(7.6)

Net earnings	$ 135.5	$ 88.5	$ 453.4	$ 206.6

Components of Diluted EPS
(After 3 for 2 stock split):
Core net operating earnings(before items below)(a)	$ .85	$ .74	$ 3.14	$ 2.49

Major gains on real estate sales(b)	.24	.22	.45	.39
Unlocking charge and DAC write-off(c)	-	(.13)	-	(.13)
Realized investment gains (losses)	.04	(.03)	.16(d)	.10
Asbestos & environmental charges	-	-	-	(1.03)
Tax resolution benefit	-	-	.07	-
Other	(.02)	(.05)	(.07)	(.07)

Diluted EPS	$ 1.11	$ .75	$ 3.75	$ 1.75

Footnotes a-d are contained in the accompanying Notes To Financial Schedules at the end of this release.

Page Two

Craig Lindner and Carl Lindner III, AFG's Co-Chief Executive Officers, jointly stated: "AFG achieved record net earnings in 2006, with core net operating earnings up 29% over our record 2005 results. Our persistent focus on financial and pricing discipline and profitable growth, coupled with our investment expertise, have contributed to the consistent improvement in our operating performance over the past several years. We also generated additional income and book value growth through opportunistic real estate sales, including the previously announced fourth quarter sale of certain New York assets for an after-tax gain of $29 million."

"The increase in the cash dividend and our three-for-two stock split, effective in December of 2006, reflect our confidence in the company's long-term financial outlook. AFG ended the year in the strongest financial condition in its history. Book value per share (excluding unrealized gains on fixed maturities) was 19% above year-end 2005. We continue to expect our core earnings in 2007 to be between $3.23 and $3.43 per share. These expected results exclude the potential for significant catastrophe and crop losses, adjustments to asbestos and environmental reserves, and large real estate gains."

Business Segment Results

The P&C specialty insurance operations generated record underwriting profits for the 2006 fourth quarter and full year, 54% and 55% higher than the respective 2005 periods. The 2006 fourth quarter and full year combined ratios improved 4.3 points and 3.7 points, respectively. These outstanding results reflect profitable premium growth, rate adequacy in most of our businesses, lower catastrophe losses, and the positive impact of favorable reserve development. The 2006 full year results include $22.2 million (0.9 points) of catastrophe losses compared to $59.7 million (2.5 points) in 2005, principally from hurricanes Katrina, Rita and Wilma. Favorable reserve development in 2006 totaled $61 million (2.4 points) compared to less than $1 million in 2005.

Gross written premiums for the 2006 fourth quarter were up 2% compared to the 2005 fourth quarter as premium growth in the Property and Transportation and Specialty Financial groups was largely offset by declines in the California Workers' Compensation and Specialty Casualty groups. However, net written premiums were 9% higher, reflecting the effect of increased premium retention in certain of the Specialty Casualty businesses. For the overall specialty operations, rates remained relatively stable during 2006. Gross and net written premiums for 2006 were 8% and 9% higher, respectively, than in 2005. Further details of the P&C Specialty operations may be found in the accompanying schedules.

The Property and Transportation group continued to report outstanding overall underwriting profits with a combined ratio of 74.4% for the 2006 fourth quarter. The increase in the combined ratio compared to the 2005 fourth quarter was primarily due to lower underwriting results within our trucking operations and higher losses from a run-off homebuilders' operation. The 2006 full year results include record underwriting profits in the crop insurance operation resulting from higher favorable reserve development and additional profits from the acquisition of Farmers Crop Insurance Alliance. This group's 2006 combined ratio was 82.3%, slightly better than its 2005 results, reflecting excellent profitability and continuing favorable prior year reserve development in nearly all of the business lines and lower catastrophe losses. The 2006 underwriting results include 3.7 points of favorable reserve development and 2.0 points of catastrophe losses compared to 1.6 points of favorable development and 5.4 points of catastrophe losses in 2005.

Page Three

The 2006 fourth quarter gross and net written premiums of the Property and Transportation group increased 12% and 14%, respectively, above the same 2005 periods driven primarily by new insurance programs in our 53% owned subsidiary, National Interstate Corporation, and new business volume in our property and inland marine operations. For the 2006 full year, gross and net written premiums increased 22% and 14% over the preceding year, reflecting growth in the inland marine and transportation operations as well as additional crop premiums resulting from the Farmers acquisition at the end of the 2005 third quarter. The growth in net written premiums for the year was less than the gross written premium growth due to the effect of crop reinsurance programs.

The Specialty Casualty group reported a combined ratio of 84.0 % for the 2006 fourth quarter, about the same as in the 2005 fourth quarter. The group's underwriting profit for the period was 14% higher than the same quarter a year earlier, reflecting the effect of higher earned premium. The group's 2006 full year combined ratio improved 6.4 points. The 2006 results included $10 million (1.2 points) of favorable reserve development whereas 2005 results included $30 million (4.0 points) of unfavorable reserve development. Gross written premiums for the 2006 fourth quarter were 4% below the same 2005 period resulting primarily from volume reductions in our excess and surplus lines business, reflecting stronger competition in those commercial casualty markets. For the year, such premiums were up 2% over the 2005 period as growth in the general liability and executive liability operations more than offset the premium decreases within several of the casualty lines. Net written premiums for the 2006 fourth quarter and year were 10% and 13% higher than the respective 2005 periods, reflecting higher premium retention within several of the group's businesses.

The Specialty Financial group reported lower underwriting losses for the 2006 fourth quarter and year compared to the respective 2005 periods. The losses continued to be attributable to the automobile residual value business ("RVI") which is in run-off, and were driven primarily by lower than expected proceeds from the sale (at auction) of certain luxury cars and sport utility vehicles. The 2006 fourth quarter combined ratio improved 41.8 points from the 2005 fourth quarter as the 2005 period included a $45 million charge associated with one RVI customer. Excluding the effect of the RVI business, this group's combined ratio for 2006 was 88.7%, an improvement of 3.9 points compared to 2005. The group's other operations continued to generate solid underwriting profits. Gross written premiums for the three and twelve month periods of 2006 increased 11% and 9%, respectively, above the 2005 periods, resulting primarily from growth in the financial institutions, lender services, and surety and fidelity businesses. The considerably higher net written premium growth rate in the 2006 fourth quarter reflected a decrease in premiums ceded under reinsurance agreements within the lender services businesses.

The California Workers' Compensation business sustained excellent profitability throughout 2006, reflecting the ongoing effects of the California workers' compensation reforms that have resulted in an improving claims environment while also providing reduced workers' compensation costs for employers through lower premium levels. The 2006 fourth quarter and full year combined ratios were 15.7 points and 4.1 points higher than the same periods a year earlier, reflecting the results of rate reductions which have been responsive to the improved claims environment. These reductions averaged about 28% for the 2006 fourth quarter and 32% for the full year. This business continued to benefit from favorable prior year reserve development of $20 million (6.9 points) in 2006 compared to $24 million (7.0 points) in 2005. Due to the long-tail nature of this business, we have been conservative in recognizing the benefits from the reform legislation until a higher percentage of claims are paid and the ultimate impact of reforms can be determined. Gross written premiums for the 2006 fourth quarter and full year declined 21% compared to each of the 2005 periods, resulting from the effect of significantly lower rates, partly offset by new volume growth.

Page Four

Carl Lindner III stated, "Our specialty P&C operations achieved record underwriting results in 2006. We were pleased with the growth in our premium levels even in the softer commercial insurance market, resulting primarily from targeted growth within the Property and Transportation group and higher premium retention in certain businesses. The multi-peril crop business of Farmers Crop Insurance Alliance, acquired in 2005, was successfully merged into our existing crop operations and was a significant contributor to our premium growth and underwriting profitability in 2006. These results continued to be dampened somewhat by losses from the RVI business in run-off, but to a lesser degree than in 2005. We saw significant favorable reserve development in many of our businesses during 2006 which clearly demonstrates our strong commitment to pricing and underwriting discipline and our ability to manage risks appropriately. Apart from the rate decreases in the California workers' compensation business, average rate levels in the other specialty operations remained stable during 2006 and we are pleased with the pricing adequacy across our businesses. For a number of years, we have been positioning ourselves as a company with lower catastrophe exposures in order to reduce earnings volatility related to unusual catastrophic events of nature. This reinforced our decision in the early part of 2006 to exit our earthquake-exposed excess property business."

"Looking into 2007, we expect net written premium growth in the range of 4% to 7% and a continuation of the strong underwriting profits experienced in 2006. We expect a slight decline in the Specialty Group's overall average rates in 2007 but still adequate to meet our earnings expectations."

The Annuity and Supplemental Insurance Group, managed by Great American Financial Resources, Inc. ("GAFRI"), reported, in their separate earnings release today, core net operating earnings of $18.0 million for the 2006 fourth quarter compared to $14.7 million for the 2005 fourth quarter. The increase is due primarily to recent acquisitions, including the purchase of Ceres Group, Inc. in August 2006.

GAFRI's reported core net operating earnings for 2006 were $76.7 million compared to $62.0 million for 2005. This increase reflects (i) improvements in the fixed annuity operations, (ii) higher earnings in a runoff life operation resulting from an improvement in mortality experience and lower expenses, (iii) earnings from the recently acquired Ceres Group, Inc. and (iv) earnings on the proceeds received in connection with the sale of a Puerto Rican subsidiary ("GA-PR"). These items were partially offset by a decrease in earnings in the supplemental insurance operations, which resulted from the effects of lower first year premiums, higher policy lapses and higher loss experience at its subsidiary, United Teacher Associates. GAFRI's 2005 core net operating results exclude the net operating earnings of GA-PR, which is accounted for as discontinued by GAFRI. AFG's core net operating earnings include its share of GA-PR's results through the date of sale (January 2006).

Statutory premiums of approximately $566 million in the fourth quarter of 2006 were nearly double the premiums in the fourth quarter of 2005. This increase primarily reflects substantially higher fixed indexed annuity premiums. GAFRI re-entered this market in the second quarter of 2005. Statutory premiums reached a record level of $1.7 billion in 2006 and were 51% higher than in 2005. Premiums in the 2005 period included approximately $100 million of traditional fixed annuity premiums received in January 2005 from policyholders of an unaffiliated company in rehabilitation who chose to transfer their funds to GAFRI. Excluding the $100 million, GAFRI's premiums in 2006 were 65% higher than in 2005, also due primarily to the higher fixed indexed annuity sales as well as increased sales of traditional annuities in the 403(b) segment.

Page Five

Craig Lindner commented, "We are pleased with the 2006 results and believe they demonstrate the strength of our core businesses. Moving forward we expect these businesses will continue to produce strong results. In addition, we are committed to expanding our core businesses by introducing new products and attracting additional distribution while seeking to make strategic acquisitions. We believe the start-up expenses of these product and distribution initiatives will result in significant premiums in future years. The Ceres companies continue to perform consistent with the assumptions on which the acquisition was based. We expect our supplemental health operations will begin to take advantage of the synergies resulting from the combination"

A reconciliation of this group's "core net operating earnings", a non-GAAP measure, to net income as well as further details may also be found in the earnings release issued today by Great American Financial Resources, Inc. (NYSE:GFR). AFG owns 81% of GFR common stock and a proportional share of its earnings is included in AFG's results.

About American Financial Group, Inc.

Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes and improved loss experience.

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in economic conditions including interest rates, performance of securities markets, the availability of capital, regulatory actions and changes in the legal environment affecting AFG or its customers, tax law changes, levels of natural catastrophes, terrorist activities, including any nuclear, biological, chemical or radiological events, incidents of war and other major losses, development of insurance loss reserves and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, trends in persistency, mortality and morbidity, competitive pressures, including the ability to obtain adequate rates, and changes in debt and claims paying ratings.

Page Six

Conference Call

The company will hold a conference call to discuss the 2006 fourth quarter and full year results at 2:00 p.m. (ET) today. Toll-free telephone access will be available by dialing 1-800-901-5231 (international dial in 617-786-2961). Please dial in five to ten minutes prior to the scheduled start time of the call. A replay of the call will also be available at around 4:00 p.m. (ET) today until 11:59 p.m. on February 19, 2007. To listen to the replay, dial 1-888-286-8010 (international dial in 617-801-6888) and provide the confirmation code 54541519. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG's website, www.afginc.com, and follow the instructions at the Webcast link within the Investor Relations section.

Merrill Lynch Insurance Investors Conference

S. Craig Lindner, Co-Chief Executive Officer, and Keith A. Jensen, Senior Vice President and chief financial officer, will make a company presentation at the Merrill Lynch Insurance Investors Conference being held at the Millennium Broadway Hotel, 145 West 44th Street, New York City, on Tuesday, February 13, 2007 at 2:00 p.m. (ET). Their presentation will be broadcast live over the Internet via the Webcast link below within the Investor Relations section of AFG's website, www.afginc.com.

http://www.veracast.com/webcasts/ml/insurance07/22109157.cfm

A replay of the broadcast will be available for 14 days at the same website approximately 24 hours after the presentation.

Contact:	Anne N. Watson	Web Sites: www.afginc.com
	Vice President-Investor Relations	www.GreatAmericanInsurance.com
513) 579-6652

-o0o-

(Financial summaries follow)

This earnings release and additional Financial Supplements are available in the Investor Relations section of AFG's web site: www.afginc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS

(In Millions, Except Per Share Data)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Revenues
P&C insurance premiums	$ 638.1	$ 590.7	$2,563.1	$2,366.5
Life, accident & health premiums	105.4	94.7	354.7	371.0
Investment income	240.6	224.6	939.1	865.3
Realized gains (losses)-investments	8.6	(6.8)	28.5(e)	20.5
Other income(f)	129.8	95.2	364.7	361.1
	1,122.5	998.4	4,250.1	3,984.4
Costs and expenses (g)
P&C insurance losses & expenses	542.6	532.3	2,245.1	2,341.5(h)
Annuity, life, accident & health Benefits	210.6	220.9(i)	771.1	778.3(i)
Interest & other financing expenses	18.6	19.9	72.5	79.5
Other expenses	126.8	114.8	463.8	450.2
	898.6	887.9	3,552.5	3,649.5
Operating earnings before income Taxes	223.9	110.5	697.6	334.9
Related income taxes	77.9	25.5	235.7	108.3

Net operating earnings	146.0	85.0	461.9	226.6
Minority interest expense, net of tax	(9.9)	(3.9)	(31.6)	(25.4)
Investee losses, net of tax	(.5)	(.2)	(2.1)	(5.1)
Earnings from continuing operations	135.6	80.9	428.2	196.1
Discontinued operations(j)	(.1)	7.6	25.2	10.5

Net earnings	$ 135.5	$ 88.5	$ 453.4	$ 206.6

Diluted Earnings per Common Share:
Continuing operations	$ 1.11	$ .69	$ 3.54	$ 1.66
Discontinued operations	-	.06	.21	.09

Net earnings	$ 1.11	$ .75	$ 3.75	$ 1.75

Average number of Diluted Shares	121.6	118.8	120.5	117.8

	December 31,	December 31,
Selected Balance Sheet Data:	2006	2005
Total Cash and Investments	$17,739	$16,224
Long-term Debt, Including Payable to Subsidiary Trusts	$ 921	$ 1,000
Shareholders' Equity	$ 2,929	$ 2,458
Shareholders' Equity (Excluding unrealized gains on fixed maturities)	$ 2,955	$ 2,442
Book Value Per Share	$ 24.55	$ 20.99
Book Value Per Share (Excluding unrealized gains on fixed maturities)	$ 24.77	$ 20.85
Common Shares Outstanding	119.3	117.1

Footnotes are contained in the accompanying Notes to Financial Schedules.

AMERICAN FINANCIAL GROUP, INC.

P&C SPECIALTY GROUP UNDERWRITING RESULTS

(In Millions)
	Three months ended December 31,		Pct. Change	Twelve Months ended December 31,		Pct. Change
	2006	2005		2006	2005

Gross written premiums	$ 825	$ 811	2%	$3,920	$3,637	8%

Net written premiums	$ 593	$ 545	9%	$2,657	$2,445	9%

Ratios (GAAP):
Loss & LAE ratio	54.5%	63.5%		57.7%	63.7%
Expense ratio	30.6%	26.1%		29.6%	27.4%
Policyholder dividend ratio	.3%	.1%		.2%	.1%

Combined Ratio	85.4%	89.7%		87.5%	91.2%

Supplemental:
Gross Written Premiums:
Property & Transportation	$ 301	$ 270	12%	$1,657	$1,357	22%
Specialty Casualty	313	325	(4%)	1,426	1,406	2%
Specialty Financial	139	125	11%	535	493	9%
California Workers' Compensation	72	92	(21%)	302	382	(21%)
Other	-	(1)	NA	-	(1)	NA
	$ 825	$ 811	2%	$3,920	$3,637	8%

Net Written Premiums:
Property & Transportation	$ 205	$ 180	14%	$1,036	$ 909	14%
Specialty Casualty	193	176	10%	839	743	13%
Specialty Financial	111	89	24%	424	384	10%
California Workers' Compensation	68	83	(18%)	285	344	(17%)
Other	16	17	-	73	65	13%
	$ 593	$ 545	9%	$2,657	$2,445	9%

Combined Ratio (GAAP):
Property & Transportation	74.4%	66.4%		82.3%	83.0%
Specialty Casualty	84.0%	83.7%		84.9%	91.3%
Specialty Financial(k)	118.3%	160.1%		110.2%	121.3%
California Workers' Compensation	68.6%	52.9%		74.1%	70.0%

Aggregate Specialty Group	85.4%	89.7%		87.5%	91.2%

Supplemental Notes:

  Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.
  Specialty Casualty includes primarily excess and surplus, general liability, executive and professional liability and customized programs for small to mid-sized businesses.
  Specialty Financial includes risk management insurance programs for lending and leasing institutions, surety and fidelity products and trade credit insurance.
  California Workers' Compensation consists of a subsidiary that writes workers' compensation insurance primarily in the state of California.
  Other includes an internal reinsurance facility and discontinued lines.

Footnotes are contained in the accompanying Notes to Financial Schedules.

AMERICAN FINANCIAL GROUP, INC.

Notes To Financial Schedules

GAAP to Non GAAP Reconciliation:

  Includes 2005 4th quarter and full year after-tax losses from three hurricanes of $8.2 million ($.07 per share) and $34.2 million ($.29 per share), respectively.

  Reflects after-tax gains from the 2006 4th quarter sale of certain New York assets; the 2006 2nd quarter sale of Chatham Bars Inn in Cape Cod and the 2005 4th quarter sale of a Texas hotel, both of which have been reported as discontinued operations; the 2005 4th quarter sales of Ohio and Pennsylvania coal properties and a 2005 3rd quarter sale of Illinois coal property.

  Reflects after-tax charges associated with the annuity operations and an increase in mortality in the run-off life operations.

  Includes a $15.3 million ($.13 per share) after-tax gain on the sale of the company's investment in the Cincinnati Reds.

  Summary Of Earnings:

  Includes a $23.6 million pre-tax gain on the sale of the company's investment in the Cincinnati Reds.

  Includes the 2006 4th quarter pre-tax gain of $44.6 million from the sale of certain New York assets and 2005 pre-tax gains of $57.0 million ($30.9 million and $26.1 million in the 3rd and 4th quarters, respectively) from the sale of coal properties.

  For the 2006 three and twelve month periods, includes $2.6 million and $10.0 million, respectively, for the expensing of employee stock options which began in 2006.

  Includes a 2005 pre-tax charge of $179 million for the P&C A&E and mass tort loss reserve strengthening and 2005 pre-tax losses from hurricanes of $52.6 million.

  Includes pre-tax write-offs aggregating $29.4 million (before minority interest) associated with the fixed annuity operations as well as an increase in mortality in the run-off life operations.

  Includes an after-tax gain of $25.8 million from the sale of Chatham Bars Inn in Cape Cod in the 2006 2nd quarter and $8.8 million from the 2005 4th quarter sale of a Texas hotel.

  P&C Specialty Group Underwriting Results:

  For the 2005 fourth quarter and full year, includes 48.4 points and 12.4 points, respectively, for the effect of a charge related to the residual value business. Excluding the residual value business, the Specialty Financial group's combined ratio was 88.7% for 2006 and 92.6% for 2005.